Exhibit 99.1

Intel News Release

CONTACT:	Tom Beermann

(408) 765-6855

INTEL TO RESPOND TO REQUEST FOR ADDITIONAL INFORMATION IN CREATION OF NEW FLASH MEMORY COMPANY

SANTA CLARA, Calif., Aug. 30, 2007 – Intel Corporation today announced it has received a request for additional information from the Federal Trade Commission (FTC) in connection with the agency’s regulatory review of the proposed transaction with STMicroelectronics and certain affiliates of Francisco Partners to form a private, independent semiconductor company that will design, develop and manufacture non-volatile memory products.

While no estimate is being provided for a specific transaction closure date, Intel intends to respond promptly to the information request by the FTC (also known as a “second request”). The company will also continue to work closely with the agency as it conducts its review under the Hart-Scott-Rodino (HSR) Act. Once the FTC determines that the company has substantially complied with the second request, the HSR Act requires a waiting period of 30 days before the transaction may be closed.

About Intel

Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Intel is a registered trademark of Intel Corporation in the U.S. and other countries.

* Other names and brands may be claimed as the property of others.